Earnings Release February 19, 2020
Holly Energy Partners, L.P. Reports Fourth Quarter Results

•	Reported net income attributable to HEP of $45.7 million or $0.43 per unit

•	Announced quarterly distribution of $0.6725 per unit

•	Reported EBITDA of $87.8 million and Adjusted EBITDA of $86.9 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2019. Net income attributable to HEP for the fourth quarter was $45.7 million ($0.43 per basic and diluted limited partner unit) compared to $47.5 million ($0.45 per basic and diluted limited partner unit) for the fourth quarter of 2018.
Distributable cash flow was $64.5 million for the quarter, an increase of $0.3 million, or 0.5%, compared to the fourth quarter of 2018. HEP declared a quarterly cash distribution of $0.6725 on January 23, 2020.
The decrease in net income attributable to HEP was mainly due to lower volumes on product pipelines servicing HollyFrontier Corporation's ("HFC" or "HollyFrontier") Navajo refinery, lower recognition of deferred revenues and lower equity in earnings of Osage Pipe Line Company, LLC partially offset by higher volumes on our crude pipeline systems in Wyoming and Utah.
Commenting on our 2019 fourth quarter results, Michael Jennings, Chief Executive Officer, stated, “HEP delivered solid fourth quarter results despite heavy maintenance across HFC’s refining system.  HEP’s business model continues to provide stable cash flows supported by long term contracts with minimum volume commitments.
“Looking forward, we are making progress on our Cushing Connect project and expect completion on schedule. HEP expects to hold quarterly cash distribution constant at $0.6725, while maintaining a coverage of 1.0x for the full year 2020.”
Fourth Quarter 2019 Revenue Highlights
Revenues for the quarter were $131.6 million, a decrease of $1.2 million compared to the fourth quarter of 2018. The decrease was mainly attributable to lower volumes on product pipelines servicing HFC's Navajo refinery and lower recognition of deferred revenues partially offset by higher volumes on our crude pipeline systems in Wyoming and Utah. Compared to the fourth quarter of 2018, our overall pipeline volumes decreased for the quarter by 7%.

•
Revenues from our refined product pipelines were $30.8 million, a decrease of $8.8 million, on shipments averaging 175.7 thousand barrels per day ("mbpd") compared to 209.1 mbpd for the fourth quarter of 2018. The revenue decrease was mainly due to lower volumes on pipelines servicing HollyFrontier's Navajo refinery, which had lower throughputs during the quarter, and lower recognition of deferred revenue on our contract with Delek US Holdings, Inc. Revenue also decreased due to a reclassification of certain pipeline income from revenue to interest income under sales-type lease accounting.

•	Revenues from our intermediate pipelines were $7.5 million, an increase of $0.3 million, on shipments averaging 136.4 mbpd compared to 151.0 mbpd for the fourth quarter of 2018. The volume decrease was mainly attributable to lower throughput at HFC's Navajo refinery. Revenue remained relatively constant due to contractual minimum revenue commitments and tariff escalators.

•
Revenues from our crude pipelines were $33.8 million, an increase of $4.4 million, on shipments averaging 479.2 mbpd compared to 495.4 mbpd for the fourth quarter of 2018. Revenue increased mainly due to higher volumes on our crude pipeline systems in Wyoming and Utah. Overall volumes decreased due to lower volumes on our crude pipeline systems in New Mexico.

•
Revenues from terminal, tankage and loading rack fees were $41.3 million, an increase of $2.9 million compared to the fourth quarter of 2018. Refined products and crude oil terminalled in the facilities averaged 456.7 mbpd compared to 451.9 mbpd for the fourth quarter of 2018. The revenue increase was mainly due to our new Orla diesel rack, higher butane blending margins at our Las Vegas terminal and higher reimbursable project revenues.

•
Revenues from refinery processing units were $18.2 million for both of the fourth quarters of 2019 and 2018, on throughputs averaging 55.7 mbpd compared to 47.7 mbpd for the fourth quarter of 2018. The volume increase was primarily due to higher volumes on our naphtha fractionation unit in El Dorado. Revenue remained relatively consistent due to contractual minimum volume commitments.

Year Ended December 31, 2019 Revenue Highlights
Revenues for the year ended December 31, 2019, were $532.8 million, an increase of $26.6 million compared to the year ended December 31, 2018. The increase was mainly attributable to higher crude oil pipeline volumes around the Permian Basin, Wyoming and Utah, higher revenues on our refinery processing units and contractual tariff escalators.

•
Revenues from our refined product pipelines were $132.4 million, a decrease of $5.2 million, on shipments averaging 195.5 mbpd compared to 199.6 mbpd for the year ended December 31, 2018. The revenue decrease was mainly due to to a reclassification of certain of our pipeline tariffs from revenue to interest income under sales-type lease accounting principles as well as lower volumes on pipelines servicing HollyFrontier's Navajo refinery. These decreases were partially offset by higher volumes on pipelines servicing HFC's Woods Cross refinery, which had lower throughput in 2018 due to operational issues, and contractual tariff escalators.

•
Revenues from our intermediate pipelines were $29.6 million, a decrease of $0.1 million, on shipments averaging 140.6 mbpd compared to 144.5 mbpd for the year ended December 31, 2018. The decrease in revenue was primarily attributable to a decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $130.7 million, an increase of $14.4 million, on shipments averaging 501.2 mbpd compared to 465.6 mbpd for the year ended December 31, 2018. The increases were mainly attributable to increased volumes on our crude pipeline systems in the Permian Basin, Wyoming and Utah as well as contractual tariff escalators.

•
Revenues from terminal, tankage and loading rack fees were $160.5 million, an increase of $12.9 million compared to the year ended December 31, 2018. Refined products and crude oil terminalled in the facilities averaged 483.2 mbpd compared to 474.9 mbpd for the year ended December 31, 2018. The revenue and volume increases were mainly due to volumes at our new Orla diesel rack, higher volumes at the Spokane and Catoosa terminals and contractual tariff escalators, partially offset by lower volumes at HFC's Tulsa refinery as a result of the planned turnaround in the first quarter and flooding in the second quarter.

•
Revenues from refinery processing units were $79.7 million, an increase of $4.5 million on throughputs averaging 68.8 mbpd compared to 62.8 mbpd for the year ended December 31, 2018. The increase in revenue was mainly due to an adjustment in revenue recognition and contractual rate increases.

Operating Costs and Expenses Highlights
Operating costs and expenses were $66.4 million and $269.0 million for the three months and year ended December 31, 2019, respectively, representing a decrease of $0.4 million and an increase of $13.0 million from the three months and year ended December 31, 2018, respectively. The increase for the year ended December 31, 2019 was mainly due to higher maintenance costs and employee compensation expenses.
Interest expense was $19.8 million and $76.8 million for the three months and year ended December 31, 2019, respectively, representing increases of $1.1 million and $4.9 million over the same periods of 2018. These increases were mainly due to higher average balances outstanding under our senior secured revolving credit facility and and higher finance lease liabilities outstanding.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2151018/2DE41EE4930CFDC2AFD3D4940F25F42F.

An audio archive of this webcast will be available using the above noted link through March 4, 2020.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give any assurances that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•
risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;

•	the economic viability of HollyFrontier Corporation and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and the years ended December 31, 2019 and 2018.

	Three Months Ended December 31,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$16,550	$22,189	$(5,639)
Affiliates – intermediate pipelines	7,490	7,144	346
Affiliates – crude pipelines	21,969	21,004	965
	46,009	50,337	(4,328)
Third parties – refined product pipelines	14,262	17,401	(3,139)
Third parties – crude pipelines	11,834	8,359	3,475
	72,105	76,097	(3,992)
Terminals, tanks and loading racks:
Affiliates	35,802	33,612	2,190
Third parties	5,543	4,853	690
	41,345	38,465	2,880

Affiliates - refinery processing units	18,184	18,230	(46)

Total revenues	131,634	132,792	(1,158)
Operating costs and expenses
Operations	38,952	39,699	(747)
Depreciation and amortization	24,513	24,375	138
General and administrative	2,929	2,747	182
	66,394	66,821	(427)
Operating income	65,240	65,971	(731)

Equity in earnings of equity method investments	(37)	1,698	(1,735)
Interest expense, including amortization	(19,764)	(18,650)	(1,114)
Interest income	2,195	526	1,669
Gain on sale of assets and other	329	51	278
	(17,277)	(16,375)	(902)
Income before income taxes	47,963	49,596	(1,633)
State income tax benefit (expense)	(4)	123	(127)
Net income	47,959	49,719	(1,760)
Allocation of net income attributable to noncontrolling interests	(2,292)	(2,186)	(106)
Net income attributable to Holly Energy Partners	$45,667	$47,533	$(1,866)
Limited partners’ earnings per unit – basic and diluted(1)	$0.43	$0.45	$(0.02)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(2)	$87,753	$89,909	$(2,156)
Adjusted EBITDA(2)	$86,916	$89,909	$(2,993)
Distributable cash flow(3)	$64,508	$64,210	$298

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	104,875	134,459	(29,584)
Affiliates – intermediate pipelines	136,416	150,964	(14,548)
Affiliates – crude pipelines	345,497	389,631	(44,134)
	586,788	675,054	(88,266)
Third parties – refined product pipelines	70,871	74,616	(3,745)
Third parties – crude pipelines	133,713	105,810	27,903
	791,372	855,480	(64,108)
Terminals and loading racks:
Affiliates	399,739	385,772	13,967
Third parties	56,952	66,087	(9,135)
	456,691	451,859	4,832

Affiliates – refinery processing units	55,728	47,696	8,032

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,303,791	1,355,035	(51,244)

	Years Ended December 31,		Change from
	2019	2018	2018
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$77,443	$82,998	$(5,555)
Affiliates – intermediate pipelines	29,558	29,639	(81)
Affiliates – crude pipelines	85,415	79,741	5,674
	192,416	192,378	38
Third parties – refined product pipelines	54,914	54,524	390
Third parties – crude pipelines	45,301	36,605	8,696
	292,631	283,507	9,124
Terminals, tanks and loading racks:
Affiliates	139,655	130,251	9,404
Third parties	20,812	17,283	3,529
	160,467	147,534	12,933

Affiliates - refinery processing units	79,679	75,179	4,500

Total revenues	532,777	506,220	26,557
Operating costs and expenses
Operations	161,996	146,430	15,566
Depreciation and amortization	96,705	98,492	(1,787)
General and administrative	10,251	11,040	(789)
	268,952	255,962	12,990
Operating income	263,825	250,258	13,567

Equity in earnings of equity method investments	5,180	5,825	(645)
Interest expense, including amortization	(76,823)	(71,899)	(4,924)
Interest income	5,517	2,108	3,409
Gain on sales-type leases	35,166	—	35,166
Gain on sale of assets and other	272	121	151
	(30,688)	(63,845)	33,157
Income before income taxes	233,137	186,413	46,724
State income tax expense	(41)	(26)	(15)
Net income	233,096	186,387	46,709
Allocation of net income attributable to noncontrolling interests	(8,212)	(7,540)	(672)
Net income attributable to Holly Energy Partners	$224,884	$178,847	$46,037
Limited partners’ earnings per unit—basic and diluted(1)	$2.13	$1.70	$0.43
Weighted average limited partners’ units outstanding	105,440	105,042	398
EBITDA(2)	$392,936	$347,156	$45,780
Adjusted EBITDA(2)	$359,308	$347,156	$12,152
Distributable cash flow(3)	$271,431	$265,087	$6,344

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	123,986	127,865	(3,879)
Affiliates – intermediate pipelines	140,585	144,537	(3,952)
Affiliates – crude pipelines	368,699	349,686	19,013
	633,270	622,088	11,182
Third parties – refined product pipelines	71,545	71,784	(239)
Third parties – crude pipelines	132,507	115,933	16,574
	837,322	809,805	27,517
Terminals and loading racks:
Affiliates	422,119	413,525	8,594
Third parties	61,054	61,367	(313)
	483,173	474,892	8,281

Affiliates – refinery processing units	68,780	62,787	5,993

Total for pipelines, terminals and refinery processing unit assets (bpd)	1,389,275	1,347,484	41,791

(1)
Prior to the equity restructuring transaction on October 31, 2017, net income attributable to Holly Energy Partners was allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner included incentive distributions that were declared subsequent to quarter end. There were no distributions made on the general partner interest after October 31, 2017. No general partner distributions were declared for the three months ended December 31, 2018, and general partner distributions of $36.5 million were declared for the year ended December 31, 2018.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA minus (i) gain on sales-type leases and (ii) pipeline lease payments not included in operating costs and expenses plus (iii) pipeline tariffs not included in revenues due to impacts from lease accounting. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recoded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$45,667	$47,533	$224,884	$178,847
Add (subtract):
Interest expense	19,764	18,650	76,823	71,899
Interest Income	(2,195)	(526)	(5,517)	(2,108)
State income tax (benefit) expense	4	(123)	41	26
Depreciation and amortization	24,513	24,375	96,705	98,492
Predecessor depreciation and amortization	—	—	—	—
EBITDA	$87,753	$89,909	$392,936	$347,156
Gain on sales-type leases	—	—	(35,166)	—
Pipeline tariffs not included in revenues	2,375	—	4,750	—
Pipeline lease payments not included in operating costs and expenses	(3,212)	—	(3,212)	—
Adjusted EBITDA	$86,916	$89,909	$359,308	$347,156

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(In thousands)
Net income attributable to Holly Energy Partners	$45,667	$47,533	$224,884	$178,847
Add (subtract):
Depreciation and amortization	24,513	24,375	96,705	98,492
Amortization of discount and deferred debt charges	773	764	3,080	3,041
Revenue recognized (greater) less than customer billings	394	(3,925)	(2,433)	(2,604)
Maintenance capital expenditures (4)	(2,994)	(3,678)	(6,471)	(8,182)
Increase (decrease) in environmental liability	(277)	131	(741)	(237)
Decrease in reimbursable deferred revenue	(2,432)	(1,242)	(8,036)	(5,179)
Gain on sales-type lease	—	—	(35,166)	—
Other	(1,136)	252	(391)	909
Distributable cash flow	$64,508	$64,210	$271,431	$265,087

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	December 31,
	2019	2018
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$13,287	$3,045
Working capital	$20,758	$8,577
Total assets	$2,199,232	$2,102,540
Long-term debt	$1,462,031	$1,418,900
Partners' equity (5)	$381,103	$427,435

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
Chief Financial Officer and Treasurer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511